StoneCo Ltd.
4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman, KY1-1002, Cayman Islands

May 2, 2022

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that StoneCo Ltd. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which was filed with the U.S. Securities and Exchange Commission on April 29, 2022. This disclosure can be found on page 97 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

StoneCo Ltd.
By:	/s/ Marcelo Baldin
	Name:	Marcelo Baldin
	Title:	Vice President, Finance